                                                                EXHIBIT 4.06


              PAYMENT ON THIS JUNIOR SUBORDINATED PROMISSORY NOTE IS SUBORDINATED TO THE CLAIMS OF THE SENIOR LENDER REFERRED TO IN THAT INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF DECEMBER 21, 1994 BETWEEN OWENS-CORNING FIBERGLAS CORPORATION AND BARCLAYS BUSINESS CREDIT, INC.

                      JUNIOR SUBORDINATED PROMISSORY NOTE

                      in the aggregate principal amount of

                                   $7,500,000

                   (Subject to Adjustment as Provided Herein)

                                   issued on

                               December 23, 1994

                                       by

                                  OCTANS, INC.
                    (being renamed FLUID CONTAINMENT, INC.)

                               TABLE OF CONTENTS

                                                                                                                     PAGE
1.       Payment Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         3.1     Reports and Rights of Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 (a)     Quarterly Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 (b)     Annual Statements; . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (c)     Officers' and Accountant's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (d)     Operating Budget . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (e)     Notice of Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         3.2     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

4.       Additional Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

5.       Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         5.1 Events of Default; Remedies    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         5.2 Suits for Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

6.       Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         (a)     Default on Senior Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (b)     Dissolution, Liquidation or Reorganization of the Company  . . . . . . . . . . . . . . . . . . . . .  10
         (c)     Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (d)     Payments Held in Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (e)     Changes in Senior Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (f)     Third Party Beneficiary, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (g)     Rights of Holder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (h)     Authorization to Senior Lenders to Take Action to Effectuate Subordination . . . . . . . . . . . . .  12
         (i)     Rights of Holders of Senior Debt Not to be Impaired, Etc . . . . . . . . . . . . . . . . . . . . . .  12
         (j)     Distribution or Notice to Representative; Reliance . . . . . . . . . . . . . . . . . . . . . . . . .  12

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                      PAGE
7.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         7.1     No Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.2     Amendments, Waivers, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.3     Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.4     Rights Confined to Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.5     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.6     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.8     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.9     Governing Law and Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.10    Agent for Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         7.11    Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.12    Waiver of Usury Defense    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7.13    Payment and Return of Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                  OCTANS, INC.
                    (BEING RENAMED FLUID CONTAINMENT, INC.)

                     JUNIOR SUBORDINATED PROMISSORY NOTE

$7,500,000                                                     December 23, 1994
                                                              New York, New York

    1.   Payment Obligation.

         OCTANS, INC. (BEING RENAMED FLUID CONTAINMENT, INC.), a Nevada corporation (the "COMPANY"), for value received, hereby promises (i) to pay to Owens-Corning Fiberglas Corporation, a Delaware corporation ("HOLDER"), or its permitted assigns, the principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), consisting of $7,000,000 of purchase price and $500,000 of reimbursed severance-related costs under that certain Asset Purchase Agreement of even date herewith (the "SALE AGREEMENT") among the Company, Holder and Fluid Containment Property, Inc., and as such amount may be adjusted in accordance with the provisions of Sections 3.4 and 6.4(b) or offset, if applicable, in accordance with the provisions of Section 8.5 of the Sale Agreement, and (ii) to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof at the rate of TEN PERCENT (10%) per annum; provided, however that interest shall be payable on any overdue principal, and, to the extent permitted by applicable law, on any overdue interest, at the rate of FOURTEEN PERCENT (14%) per annum until the same shall be paid. Accrued interest under this Junior Subordinated Promissory Note (this "NOTE") shall be paid semiannually, in cash, on the last day of June and December of each year, commencing June 30, 1995, and the principal balance of this Note together with all accrued, unpaid interest hereunder shall be payable on December 31, 1999. Payments of principal and interest on this Note shall be made by wire transfer in immediately available funds to an account designated by the Holder, in lawful money of the United States of America. Payments herein will first be applied to interest due and then to principal. Notwithstanding the foregoing, the Company may pay up to two installments of interest due under this Note in-kind by adding the amount of such interest to the principal balance due; provided the Company delivers written notice to Holder at least 3 days prior to the date the installment of interest proposed to be paid in-kind is due and payable hereunder that the Company wishes to pay such installment in-kind; and provided further that such payment in-kind would not result in the interest payable under this Note being in violation of applicable laws.

         The Company may at its election prepay this Note in whole, or in part, without premium, but with interest accrued but unpaid thereon through the date of prepayment.

         This Note is subject to the following additional provisions, terms and conditions:

    2.   Definitions.

         "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote more than 50% of the Voting Stock of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "AUTHORIZED OFFICER" means the President, any Vice President or the Controller of the Company.

         "BLOCKAGE PERIOD" has the meaning assigned to such term in Section
    6(a).

         "CLOSING" has the meaning assigned such term in the Sale Agreement.

         "CLOSING DATE" means the date of the Closing.

         "COMPANY" has the meaning specified in the first paragraph hereof and shall include any successor in interest to the Company.

         "DEFAULT" means any event or condition which, with due notice or lapse of time or both, would become an Event of Default.

         "DISTRIBUTION OF ASSETS" means any distribution of assets of the Company of any kind or character, whether (a) a payment, purchase or other acquisition or retirement for cash, property or securities, or (b) by way of cancellation, forgiveness or offset of the Indebtedness evidenced by this Note against any Indebtedness owed to the Company by Holder or any subsequent holder of this Note, or (c) payable or deliverable by reason of the payment of any other Indebtedness of the Company which is subordinated to the payment of this Note; provided, however, that no Distribution of Assets shall be deemed to occur in the event of a distribution of securities of the Company or any other Person provided for by a plan of reorganization or comparable arrangement in the case of an insolvency, bankruptcy, receivership, dissolution, liquidation or comparable proceeding, the payment of which is subordinated, at least to the same extent as this Note, to the payment of all Senior Debt which may at the time be outstanding and the principal of which securities is due no earlier than the principal of this Note.

         "EVENT(S) OF DEFAULT" has the meaning specified in Section 4.1.

         "GAAP" means, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial
    Accounting Standards Board and/or the American Institute of Certified
    Public Accountants, consistently applied and maintained throughout the periods indicated.

         "HOLDER" has the meaning specified in the first paragraph hereof and shall include any successor in interest to or permitted assigns of the Holder.

         "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof); (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit or bankers' acceptances issued for the account of such Person or with respect to interest rate protection agreements or currency exchange agreements; (c) all obligations and other liabilities (contingent or otherwise) of such Person with respect to any conditional sale, installment sale or other title retention agreement, purchase money mortgage or security interest, or otherwise to pay the deferred purchase price of property or services (except trade accounts payable and accrued expenses arising in the ordinary course of business) or in respect of any sale and leaseback arrangement; (d) all obligations and liabilities (contingent or otherwise) in respect of leases by such Person as lessee which, in conformity with GAAP, are required to be accounted for as capitalized lease obligations on the balance sheet of such Person; and (e) all direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise to assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others.

         "NOTE" has the meaning specified in the first paragraph hereof.

         "NON-PAYMENT DEFAULT" has the meaning assigned to such term in Section 6(a).

         "PAYMENT DEFAULT" has the meaning assigned to such term in Section
    6(a).

         "PAYMENT IN FULL" or "PAID IN FULL" means indefeasible payment in full, in cash, cash equivalents or as otherwise may be acceptable to the applicable creditor.

         "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         "REPLACEMENT FACILITY" means any agreements or instruments evidencing any amendment, extension, renewal, refunding or refinancing of any Senior Debt.

         "REPRESENTATIVE" means, with respect to any issue of Senior Debt, the trustee, agent or other representative for all or any of the Senior Lenders, if any, designated in the indenture, agreement or other document creating, evidencing or governing such Senior Debt or pursuant to which it was issued, or otherwise duly designated by the holders of such Senior Debt; provided that in any case notice of the identity of the Representative shall have been given to Holder, and as of the date hereof the Representative is Barclays Business Credit, Inc. which shall be the Representative until another Representative has been designated by notice to Holder.

         "SALE AGREEMENT" has the meaning specified in the first paragraph hereof.

         "SENIOR CREDIT AGREEMENT" means that certain Loan and Security Agreement (the "Barclays Agreement"), dated as of December 21, 1994, entered into between the Company and Barclays Business Credit, Inc. ("Barclays"), as the same may be amended from time to time, or in the event the Loan and Security Agreement with Barclays shall no longer be in effect, the agreement, if any, evidencing the largest principal amount of senior debt of the Company outstanding.

         "SENIOR DEBT" means the following, whether outstanding on the date of this Note or hereafter created, incurred or assumed by the Company:

              (a) the principal of, the premium and interest on, all loans, letters of credit and bankers' acceptances to the Company by, and other Indebtedness for borrowed money of the Company to, any Person (other than by an Affiliate of the Company, or by an officer, director or shareholder of the Company, other than an institutional lender or investor, or by any Person which is an Affiliate of any of the foregoing other than a Person which is an institutional lender or investor), however evidenced, and all commitment, facility and other fees, and all expenses, reimbursements, indemnities and other amounts payable by the Company thereunder or with respect thereto;

              (b)     any Replacement Facility;

              (c) all interest accrued or accruing on any obligation described in clause (a) or (b) above after the commencement of any insolvency, bankruptcy or receivership case or proceeding in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such case or proceeding; and,

              (d) any refundings, renewals, extensions, substitutions, refinancings or replacements of any obligation described in clauses (a) or (b) above (including those that increase the amount of such obligation).

         "SENIOR LENDER" or "SENIOR LENDERS" means one or more of the holders of the Senior Debt and includes the respective Representatives of such holders.

         "VOTING STOCK" means capital stock or other equity interest of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of corporate directors (or Persons performing similar functions).

    3. Covenants. The Company covenants and agrees that, commencing on the Closing Date and so long as this Note shall remain outstanding:

         3.1 Reports and Rights of Inspection. The Company will keep proper accounts of its business and affairs and furnish to Holder:

              (a) Quarterly Statements. As soon as available after the end of each fiscal quarter (except the last) of each fiscal year of the Company, but in any case no later than 45 days after the end of such quarter, copies of:

                      (1) the balance sheet of the Company as of the close of such period, and

                      (2) the statements of operations and cash flows and changes in financial position of the Company for the portion of the fiscal year ending with such period,

    in each case, setting forth in comparative form (if available) the figures for the corresponding period of the preceding fiscal year, all in accordance with GAAP consistently applied (except for changes disclosed therein and concurred in by the independent public accountants referred to in Section 3.1(b) below) and in reasonable detail and certified by the controller of the Company as presenting fairly in all material respects the information contained therein as of the date of such financial statements and for the period covered thereby, subject to normal year-end audit adjustments;

              (b) ANNUAL STATEMENTS. As soon as available after the close of each fiscal year of the Company, but in any case no later than 90 days after the end of such year, copies of:

                      (1) the balance sheet of the Company as of the close of such fiscal year, and

                      (2) the statements of operations and cash flows of the Company for such fiscal year,

    in each case setting forth in comparative form the figures for the preceding fiscal year (if available), all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing to the effect that such financial statements have been prepared in accordance with GAAP (except for changes in which such accountants concur), that such financial statements present fairly in all material respects the financial condition of the Company as of the date of the financial statements and for the period covered thereby and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, however, that the Company shall not be required to furnish Holder with copies of its balance sheet and statements of operations and cash flows for its fiscal year ended December 31, 1994;

              (c) OFFICERS' AND ACCOUNTANT'S CERTIFICATES. Together with the financial statements referred to in Sections 3.l(a) and (b) above, a certificate of the controller of the Company stating that he or she has reviewed the provisions of this Agreement and setting forth, to the best of his or her knowledge, in his or her capacity as an officer of the Company, whether there existed as of the date of such financial statements and whether there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if, to the best of his or her knowledge in his or her capacity as an officer of the Company, any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto; and, together with the financial statements referred to in Section 3,1(b) above, a certificate of the Company's accountants stating that in the course of their audit of the Company they have obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accountants, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and

              (d) OPERATING BUDGET. As soon as available and in any event no later than thirty (30) days prior to the end of each fiscal year of the Company, an annual operating budget for the Company, projecting operating statistics and financial reports for the following fiscal year; and

              (e) NOTICE OF DEFAULTS. Promptly (and in any event within 2 business days) following any Authorized Officer becoming aware of the occurrence of any Default or Event of Default under this Note, notice in writing to the Holder of such Default or Event of Default.

    Without limiting the foregoing, the Company will permit the Holder (and its advisors) to examine all books of account, records, reports and other papers of the Company, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees, all during regular business hours and to the extent reasonably necessary for Holder to verify that the Company is in compliance with the terms of this Note; provided that prior to receiving any nonpublic, confidential or proprietary information concerning the Company, Holder shall execute and deliver to the Company an agreement reasonably acceptable to the Company agreeing to keep any such information confidential.

         3.2 FURTHER ASSURANCES. From time to time hereafter, the Company will execute and deliver, or will cause to be executed and delivered, such additional instruments and other documents consistent with the terms of this Note, and shall take such further actions as the Holder may reasonably request, for the purposes of effectuating, carrying out and complying with the provisions of this Note.

    4. ADDITIONAL COVENANTS. The Company covenants and agrees that, commencing on the Closing Date, so long as this Note shall remain outstanding, the Company shall comply with the affirmative and negative covenants set forth in the Senior Credit Agreement, as may be in effect from time to time, except that in the case of the Barclays Agreement the Company need not comply with the covenants set forth in Section 8.1, 8.2.6, 8.2.8, 8.2.11, 8.2.13 or 8.3 thereof (and such in any case the foregoing covenants as applicable shall be deemed to be incorporated herein as if set forth herein in full, provided that if a Senior Credit Agreement shall no longer be in effect the covenants set forth in the Senior Credit Agreement most recently in effect shall be the covenants deemed incorporated herein (except that any consent to be given by the lender thereunder is to be given by Holder), so long as such covenants were not agreed to or amended in anticipation of the termination of such Senior Credit Agreement.

    5.   EVENTS OF DEFAULT.

         5.1  EVENTS OF DEFAULT: REMEDIES. If, at any time that this
Note or any portion of this Note shall be outstanding, any of the following events (herein called "EVENTS OF DEFAULT") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise):

              (a) the Company shall default in the due and punctual payment of all or any part of the principal of or interest on this Note when and as the same shall become due and payable, whether at stated maturity, by acceleration or otherwise and, in the case of payment of interest, such default shall continue unremedied for a period of three days after Holder has given written notice to the Company;

              (b) the Company shall default in the performance or observance in any material respect of any of the covenants, agreements or conditions contained in this Note, and such default shall continue unremedied for a period of 30 days after Holder has given written notice to the Company;

              (c) any uncured and unwaived Event of Default shall occur with respect to any Indebtedness of the Company to any holder of Senior Debt, the effect of which is that all or any portion of such Indebtedness becomes immediately due and payable prior to the stated maturity thereof and such holder of Senior Debt takes steps to effect collection thereof;

              (d) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator in respect of itself or of all or a substantial part of its property, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, (vi) admit in writing its inability to pay its debts generally as such debts become due or (vii) take any action under the laws of its jurisdiction of organization analogous to any of the foregoing, or take any requisite corporate action for the purpose of effecting any of the foregoing;

              (e) a proceeding or case shall be commenced, without the application or consent of the Company in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of the debts of the Company,
         (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or any substantial part of the assets of the Company, or (iii) similar relief in respect of the Company, under any law providing for the relief of debtors generally, and such proceeding, case or appointment shall continue undismissed, or unstayed and in effect, for a period of 60 days after notice thereof, or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code against the Company and shall continue undismissed, or unstayed and in effect, for a period of 60 days; and

              (f) final judgment for the payment of money in excess of $1,000,000 shall be rendered by a court of competent jurisdiction against the Company, and the Company shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay for execution thereof, within 30 days from the date of entry thereof and within said period of 30 days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

then, (x) in the case of any Event of Default described in Section 5.1 (d) or
(e) the unpaid principal amount of this Note together with the interest accrued thereon shall automatically become immediately due and payable, or (y) in the case of any other Event of Default, the Holder, by written notice, may declare the unpaid principal amount of the Note at the time outstanding to be, and the same shall forthwith become, immediately due and payable, in each case together with the interest accrued thereon.

              5.2 SUITS FOR ENFORCEMENT. If any Event of Default shall have occurred and be continuing, (i) the Holder may, subject to the terms of
Section 6, proceed to protect and enforce its rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder and (ii) the Company will pay to the Holder such further amounts, to the extent lawful, as shall be sufficient to pay the reasonable, out-of-pocket costs and expenses of collection or of otherwise enforcing such Holder's rights, including reasonable counsel fees and costs.

         6. SUBORDINATION. Other than for the subordination provisions contained in the Intercreditor and Subordination Agreement entered into pursuant to the Barclays Agreement (which shall be applicable in respect thereof in lieu of the provisions of this Section 6) and anything in this Note to the contrary notwithstanding, the Company covenants and agrees, and Holder and, by its acceptance of this Note, any subsequent holder of this Note likewise covenants and agrees, that the Indebtedness of the Company hereunder shall be junior and subordinate to the Senior Debt to the extent and in the manner set forth in this Section 6. Each Subsection of this Section 6 shall be given independent effect so that if a particular payment is prohibited by any one of such Subsections, it shall be prohibited although it otherwise would not be prohibited by another Subsection.

              (a) DEFAULT ON SENIOR DEBT. If any default in the payment when due (whether at maturity or upon acceleration or mandatory prepayment, or on any principal installment payment date or interest payment date, or otherwise) of any Senior Debt shall at any time occur (a "PAYMENT DEFAULT") or there shall at any time exist any Event of Default (other than a Payment Default) under any Senior Debt pursuant to which such Senior Debt may be accelerated (a "NON-PAYMENT DEFAULT"), then at all times thereafter until Payment in Full of all Senior Debt, such Payment Default or Non-Payment Default shall have been cured, or such Payment Default or Non-Payment Default or the benefits of this sentence shall have been waived in writing by or on behalf of the Senior Lenders that hold such Senior Debt, the Company shall not, directly or indirectly, make any payment (other than payments of interest in-kind in accordance with Section 1 above) or Distribution of Assets with respect to this Note. Notwithstanding the foregoing, (i) in the event of a Non-Payment Default, unless the Senior

         Debt with respect thereto has been accelerated within 179 days after written notice thereof to the Company (the "Blockage Period") and that acceleration has not been rescinded, the Company is required to pay to Holder forthwith all sums not paid to Holder during the Blockage Period due to the foregoing prohibitions and to resume any and all other payments, as and when due, on the Note and in the event that all such payments are made to Holder at or before the end of the Blockage Period, Holder will have no right to accelerate the principal of this Note as a result of any failure by the Company to make such payments during the Blockage Period; (ii) the provisions of the first sentence of this paragraph (a) shall not be applicable in the case of any Non-Payment Default for more than 179 days during any period of 365 consecutive days; and (iii) no circumstance or event giving rise to a Non-Payment Default existing on the date of any other Non-Payment Default applicable pursuant to such sentence shall be the basis for a subsequent Non-Payment Default. The Company shall give prompt notice to Holder and any subsequent holder of this Note of any Payment Default or Non-Payment Default, of the commencement of any Blockage Period, and any Payment in full, cure or waiver of the benefits of the first sentence of this paragraph (a) as referred to in such first sentence.

              (b) Dissolution, Liquidation or Reorganization of the Company. In the event of any insolvency, bankruptcy or receivership case or proceeding, or any dissolution, winding up, liquidation, or reorganization or other similar proceedings, relative to the Company, its property or its operations (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors, or any other marshalling of the assets of the Company, then all Senior Debt shall first be Paid in Full before Holder or any subsequent holder of this Note shall be entitled to receive or retain any payment or Distribution of Assets with respect to this Note made after the initiation of any such proceeding, assignment or marshalling. In any such proceedings, any such payment or Distribution of Assets to which Holder or any such subsequent holder would be entitled if this Note were not subordinated to the Senior Debt shall be paid by the Company or by the trustee or agent or other Person making such payment or distribution, or by Holder or such subsequent holder if received by Holder or such subsequent holder, directly to the Senior Lenders
         (pro rata in accordance with the amount of the Senior Debt owing to the Senior Lenders) to the extent necessary to make Payment in Full of all Senior Debt, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders.

              (c) Subrogation. No payment or Distribution of Assets to which Holder or any subsequent holder of this Note would have been entitled except for the provisions of this Section 6 and which has been received by or paid over to the Senior Lenders or their Representative shall, as between the Company, its creditors other than the Senior Lenders, and Holder or any subsequent holder of this Note, be deemed to be a payment by the Company to the Senior Lenders or on account of the Senior Debt, and from and after the Payment in Full of all Senior Debt, Holder or any subsequent holder of this Note shall be subrogated to all then or thereafter existing rights of the Senior Lenders to receive payments or Distributions of Assets made on the Senior Debt until this Note shall be Paid in Full.

              (d) Payments Held in Trust. If Holder or any subsequent holder of this Note shall receive any payment or Distribution of Assets which Holder or such subsequent holder is not entitled to retain under the provisions of this Section 6, any such payment or Distribution of Assets so received shall be held in trust for the Senior Lenders and shall be paid to the Senior Lenders (pro rata) to the extent necessary to make Payment in Full of all Senior Debt, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders.

              (e) Changes in Senior Debt. Any Senior Lender may at any time and from time to time without the consent of or notice to Holder or any subsequent holder of this Note: (a) extend, renew, modify, waive or amend the terms of the Senior Debt; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (c) release any guarantor or any other Person (except the Company) liable in any manner for the Senior Debt or amend or waive the terms of any guaranty of the Senior Debt; (d) exercise or refrain from exercising any rights against the Company or any other Person; (e) apply any sums by whomever paid or however realized to Senior Debt; and (f) take any other action which otherwise might be deemed to impair the rights of the Senior Lenders. Any and all of such actions may be taken by the Senior Lenders without incurring responsibility to Holder or any subsequent holder of this Note and without impairing or releasing the obligations of Holder or any subsequent holder of this Note to the Senior Lenders.

              (f) Third Party Beneficiary, Etc. The foregoing provisions of this Section 6 are solely for the purpose of defining the relative rights of the Senior Lenders on the one hand and Holder and any subsequent holder of this Note on the other hand. Such provisions are for the benefit of the Senior Lenders (and their successors and assigns) and shall be enforceable by them directly against Holder and any such subsequent holder (and their successors and assigns). This
         Section 6 shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt (whether such Senior Debt was created or acquired before or after the issuance of this Note). This Section 6 may not be amended without the consent of each Senior Lender.

               (g) Rights of Holder. Nothing in this Note is intended to or shall impair, as between the Company and Holder or any subsequent holder, the obligation of the Company, which is unconditional and absolute, to pay to Holder or such subsequent holder the principal of and interest on this Note as and when the same shall become due in accordance with its terms, or is intended to or shall affect the relative rights against the Company of Holder or such subsequent holder and creditors of the Company other than the Senior Lenders. The failure to make a payment on account of this Note by reason of any provision of this Section 6 shall not be construed as preventing the occurrence of an Event of Default, nor shall anything herein prevent Holder or any subsequent holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject, however, to (i) the rights under this Section 6 of the Senior Lenders to receive payments or Distributions of Assets otherwise payable to or received by Holder or any subsequent holder of this Note upon the exercise of any such remedy and (ii) the limitation on the ability of any holder of this Note to accelerate the principal of this Note during any Blockage Period as provided in Section 6(a) above.

              (h) Authorization to Senior Lenders to Take Action to Effectuate Subordination. If Holder or any subsequent holder of this Note does not take all such action as may be necessary or appropriate to effectuate the subordination provided in this Section 6, including, in the event of any insolvency, bankruptcy or receivership case or proceeding or any dissolution, winding-up, liquidation, reorganization or other similar proceedings relative to the Company (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise), the timely filing of a claim for the unpaid balance of this Note in the form required in such proceedings and the causing of such claim to be approved, prior to 30 days before the expiration of the time to file such claims or proofs, then the Senior Lenders are hereby authorized, and shall have the right (without any duty), to demand, sue for, collect, receive and receipt for the payments and distributions in respect of this Note which are required to be paid or delivered to the Senior Lenders as provided in this
         Section 6, and to file and prove all claims therefor and to take all such other action in the name of Holder or any subsequent holder of this Note, or otherwise, as any such Senior Lender or such Senior Lender's Representative may determine to be necessary or appropriate for the enforcement of the provisions of this Section 6.

               (i) Rights of Holders of Senior Debt Not to be Impaired, Etc. No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any action or failure to act on the part of the Company or anyone in custody of its assets or property or by any action or failure to act on the part of any such holder or any other holder of Senior Debt, or by any noncompliance by the Company with the terms, provisions or covenants of this Note, regardless of any knowledge thereof which any such holder or any other holder of Senior Debt may have or otherwise be charged with.

              (j) Distribution or Notice to Representative: Reliance. Whenever a payment or distribution is to be made or a notice given to Senior Lenders, the payment or distribution may be made and the notice given to their Representative. In any such case, or in the case of any other payment, distribution or notice to the Senior Lenders, or in the case of any proceeding referred to in Section 6(b) above, Holder or any subsequent holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such proceeding is pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to Holder or such subsequent holder, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 6.

         7.   Miscellaneous.

              7.1 No Right of Set-Off. Except as provided in Section 1 above, the Company shall have no right to set-off and reduce the principal amount of this Note by amounts to which the Company is, or claims that it is, owed by Holder for any reason whatsoever, including but not limited to any claim arising out of or in connection with the Sale Agreement or any agreement or other document executed in connection therewith or referred to therein.

              7.2 Amendments, Waivers, Etc. This Note may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought. Failure of either party to exercise any right, power or remedy provided under this Note or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

              7.3 Successors and Assigns. All covenants and agreements in this Note shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, provided that neither the rights nor the obligations of the Company may be assigned or delegated without the prior written consent of the Holder.

              7.4 Rights Confined to Parties. Nothing expressed or implied in this Note is intended or shall be construed to confer upon or to give to any Person, other than the parties hereto and their respective permitted successors and assigns, any right, remedy or claim under or by reason of this Note or of any term, covenant or condition hereof.

              7.5 Captions. The Section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

              7.6 Severability. If any term of this Note or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Note and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

              7.7 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Note shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile (and confirmed by return facsimile) or five business days after being mailed by first-class, registered or certified mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below; provided, however, that delivery shall be deemed complete when delivered to the address designated below and shall not require actual receipt by the individual to whom the communication's attention has been marked:

         If to the Holder:

                  Owens-Corning Fiberglas Corporation
                  Fiberglas Tower
                  Toledo, OH 43659
                  Attn: Treasurer
                  Facsimile No.: (419) 248-1720

         and to:

                  Law Department
                  Owens-Corning Fiberglas Corporation
                  Fiberglas Tower
                  Toledo, OH 43659
                  Attn: General Counsel
                  Facsimile: (419) 248-1723

         With copies to:

                  Friedman & Kaplan
                  875 Third Avenue
                  New York, NY 10022
                  Attn: Gary D. Friedman, Esq.
                  Facsimile no.: (212) 355-6401

         If to the Company:

                  Fluid Containment, Inc.
                  Route 20
                  Box 1380
                  Conroe, TX 77301
                  Attn: President
                  Facsimile No.: (409) 756-7665

              With copies to:

                       Brobeck, Phleger & Harrison
                       550 South Hope Street
                       Los Angeles, CA 90071
                       Attn: V. Joseph Stubbs, Esq.
                       Facsimile No.: (213) 734-3345

              and

                       National Investment Management, Inc.
                       23133 Hawthorne Boulevard
                       Third Floor
                       Torrance, CA 90505
                       Attn: Mr. Richard D. Robins
                       Facsimile No.: (310) 791-2619


or to such other address as such party shall have designated by notice so given to each other party.

              7.8 Entire Agreement. This Note, together with the Sale Agreement, embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to this Note or the performance thereof other than those expressly set forth in this Note and the Sale Agreement.

              7.9 Governing law and Consent to Jurisdiction. This Note and all disputes hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws. The Company and Holder irrevocably submit to the jurisdiction of the federal and state courts located in New York City regarding any action, suit or proceeding in connection with any controversies or claims arising under this Note or any alleged breach or default hereunder and waives any objection which they may now or hereafter have to the laying or convenience of the venue of any such action, suit or proceeding.

              7.10    Agent for Service of Process.

                      (a) The Company hereby irrevocably designates and appoints CT Corporation System with an office on the date hereof in New York, NY, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any action, suit or proceeding referred to in Section 7.9 brought in any federal or state court in New York City and agrees that service of process shall be deemed in every respect effective and complete upon the Company in any such action, suit or proceeding and shall be taken and held to be valid personal service upon the Company, only when (i) such process is personally delivered to its designated agent at the address indicated above (or a new address as to which notice has been given pursuant to this Section 7.10), and (ii) a copy thereof is personally delivered in accordance with Section 7.7 to the Company (and the other Persons designated to receive copies of notices to the Company pursuant to Section 7.7).

                      (b)     Nothing contained in Section 7.9 or this Section
7.10 shall be deemed to affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in an action arising under this Note or otherwise.

                      (c) The Company may change the agent it has designated for service in this Section 7.10 or the address of such agent, by delivering notice in accordance with Section 7.7 provided any such new address is in New York City.

              7.11 Waiver of Jury Trial. The Company hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding referred to in Section 7.9.

              7.12 Waiver of Usury Defense. To the extent permitted by applicable law, the Company agrees that it will not assert, plead (as a defense or otherwise) or in any manner whatsoever claim in any action, suit or proceeding that the effective interest rate on this Note violates present or future usury or other laws relating to the interest payable on any indebtedness and will not otherwise avail itself of the benefits or advantages of any such laws.

              7.13 Payment and Return of Note. Upon the payment of all amounts payable under this Note, Holder shall promptly return this Note, stamped "CANCELLED", to the Company.







                                            OCTANS, INC. (to be renamed
                                                 FLUID CONTAINMENT, INC.),
                                            a Nevada corporation





                                            By: /s/ STEPHEN T. HARCROW
                                               ---------------------------------
                                               Name:  Stephen T. Harcrow
                                               Title: President



Accepted and Agreed to:


OWENS-CORNING FIBERGLAS CORPORATION,
a Delaware corporation



By:/s/ CHARLES H. DANA
   ---------------------------------------
   Name:  Charles H. Dana
   Title: Executive Vice President